CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Enhanced Trigger Jump Securities due 2016	$2,344,000	$319.72

PROSPECTUS Dated November 21, 2011	Pricing Supplement No. 782 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-178081
Dated November 21, 2011	Dated May 31, 2013
Rule 424(b)(2)
$2,344,000

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes
_____________________

Enhanced Trigger Jump Securities due October 28, 2016 Based on the Performance of a Basket of Three Precious Metals

Unlike ordinary debt securities, the Enhanced Trigger Jump Securities due October 28, 2016 Based on the Performance of a Basket of Three Precious Metals, which we refer to as the securities, do not pay interest and do not guarantee the return of any principal at maturity.  Instead, at maturity you will receive for each security that you hold an amount in cash that may be greater than or less than the stated principal amount depending on the performance of an equally-weighted basket consisting of gold, silver and palladium, which we refer to as the basket commodities, as measured on the valuation date (as defined below).  If the basket percent change (as defined below), as measured on the valuation date, is greater than the downside threshold value of -15% (meaning that the basket commodities, as a whole, have not depreciated by 15% or more over the term of the securities), the return on your investment in the securities will be the greater of the basket percent change and the specified fixed percentage.  However, if the basket percent change, as measured on the valuation date, is less than or equal to -15% (meaning that the basket commodities, as a whole, have depreciated by 15% or more over the term of the securities), the payment at maturity will be solely based on the basket percent change, and, therefore, you will be exposed on a 1 to 1 basis to the negative performance of the basket over the term of the securities and you will lose a significant portion or all of your initial investment.  In no event will the payment at maturity be greater than the specified maximum payment at maturity.  The securities are for investors who seek a precious metal-based return and who are willing to risk their principal and forgo current income in exchange for the potential of receiving at least the fixed percentage return if the basket percent change is greater than the specified downside threshold value.  The payment at maturity may be significantly less than the stated principal amount of the securities and could be zero.  Accordingly, you could lose your entire initial investment in the securities.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
•	The stated principal amount and original issue price of each security is $1,000.
•	We will not pay interest on the securities.
•
For each security that you hold, you will receive at maturity the sum of the stated principal amount and the return amount, and this payment may be greater than or less than the stated principal amount.  In no event will this payment be greater than the maximum payment at maturity of $1,420 per security (142% of the stated principal amount).  There is no minimum payment at maturity.

•	The return amount will equal:
º
if the basket percent change is greater than the downside threshold value, an amount in cash equal to the stated principal amount times the greater of (i) the basket percent change and (ii) the fixed percentage, or

º	if the basket percent change is less than or equal to the downside threshold value, an amount in cash equal to the stated principal amount times the basket percent change.
•	The downside threshold value is -15%.
•	The basket percent change is equal to the sum of the following with respect to each basket commodity:

final commodity price - initial commodity price	x	weighting
initial commodity price

•	We refer to May 31, 2013, the day we priced the securities for initial sale to the public, as the pricing date.
•	The fixed percentage is 10%.
•
The initial commodity price for each basket commodity equals the commodity price of such basket commodity on the pricing date as follows: for gold, $1,394.50, for silver, 2,257¢ and for palladium, $744.

•	The final commodity price for each basket commodity will equal the commodity price of such basket commodity on October 25, 2016, which we refer to as the valuation date.
•	The commodity price for each basket commodity on any trading day will be determined as set forth on page PS-4 in the section of this pricing supplement entitled “Summary of Pricing Supplement.”
•	Investing in the securities is not equivalent to investing directly in the basket commodities or in futures contracts or forward contracts on the basket commodities.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 6174824Q4. The ISIN for the securities is US6174824Q41.
You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on PS-12.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.
__________________________

PRICE $1,000 PER SECURITY
__________________________

	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per Security	$1,000	$30	$970
Total	$2,344,000	$70,320	$2,273,680

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $990 per security.  Please see “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $30 for each security they sell.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. LLC, is our wholly owned subsidiary.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil  except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

None of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 except:

(1)    to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)    where no consideration is or will be given for the transfer; or

(3)    where the transfer is by operation of law.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities are medium-term debt securities of Morgan Stanley.  The securities have been designed for investors who are willing to forgo market floating interest rates on the securities in exchange for a payment at maturity that will vary based on the performance of an equally-weighted basket consisting of gold, silver and palladium, which we refer to as the basket commodities, as measured on the valuation date.  The securities do not guarantee the return of any principal at maturity, and all payments on the securities are subject to the credit risk of Morgan Stanley.

Each security costs $1,000
We, Morgan Stanley, are offering the Enhanced Trigger Jump Securities due October 28, 2016 Based on the Performance of a Basket of Three Precious Metals, which we refer to as the securities.  The stated principal amount and issue price of each security is $1,000.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the costs of hedging our obligations under the securities.  The costs of hedging include the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The securities do not guarantee repayment of any principal at maturity; no interest
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the repayment of any of the principal at maturity.  Instead, at maturity you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending on the basket percent change, as measured on October 25, 2016, which we refer to as the valuation date, subject to the maximum payment at maturity.  The payment at maturity may be significantly less than the stated principal amount of the securities and could be zero.  There is no minimum payment at maturity.  If the basket percent change, as measured on the valuation date, is less than or equal to the downside threshold value of -15%, you will lose at least 15% and possibly all of your investment in the securities.

The basket
We have designed the securities to provide investors with exposure to three precious metals.  The following table sets forth the basket commodities, and the Bloomberg ticker symbol, the initial commodity price and the weighting of each basket commodity within the basket:

	Basket commodity	Bloomberg ticker symbol*	Initial commodity price	Weighting
	Gold	GOLDLNPM	$1,394.50	33.3333%
	Silver	SLVRLN	2,257¢	33.3333%
	Palladium	PLDMLNPM	$744	33.3333%
	*Bloomberg ticker symbols are being provided for reference purposes only. With respect to each basket commodity, the commodity price on any trading day will be determined based on the prices published by the relevant exchange.

Payment at maturity varies depending on the basket percent change on the valuation date
If the basket percent change, as measured on the valuation date, is greater than the downside threshold value, you will receive at maturity for each security that you hold an amount in cash that will be greater than the stated principal amount of the securities.  However, if the basket percent change, as measured on the valuation date, is less than or equal to the downside threshold value, the securities will be exposed on a 1 to 1 basis to the negative performance of the basket from the pricing date to the valuation date and will pay significantly less than the stated principal amount, as more fully described below.

At maturity, you will receive, for each security that you hold, the sum of the stated principal amount and the return amount, and this payment may be greater than or less than the stated principal amount.  In no event will the payment at maturity be greater than the maximum payment at maturity of $1,420 per security (142% of the stated principal amount).  There is no minimum payment at maturity and, accordingly, you could lose your entire investment.

The return amount will be calculated as described below:

●     If the basket percent change is greater than the downside threshold value, the return amount will equal the stated principal amount times the greater of (a) the basket percent change and (b) the fixed percentage.

As the return amount will be at least equal to the stated principal amount times the fixed percentage, the payment at maturity in this case will be greater than the stated principal amount of the securities.

●     If the basket percent change is less than or equal to the downside threshold value, the return amount will equal the stated principal amount times the basket percent change.

In this case, the return amount will be negative and your payment at maturity per security will be an amount less than or equal to 85% of the stated principal amount and could be zero.

Where,

basket percent change	=	The sum of the following with respect to each basket commodity:

final commodity price – initial commodity price	x weighting
initial commodity price

fixed percentage	=	10%
initial commodity price	=	With respect to each basket commodity, the commodity price of such basket commodity on the pricing date, as set forth on the cover of this pricing supplement.
final commodity price	=	With respect to each basket commodity, the commodity price of such basket commodity on the valuation date.

The commodity price on any trading day for each basket commodity will equal

(i) in the case of gold, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on such day;

(ii) in the case of silver, the fixing price per troy ounce of silver for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. cents, as calculated by the London Silver Market and published by the LBMA on such day; and

(iii) in the case of palladium, the afternoon fixing price per troy ounce gross of palladium for delivery in Zurich through a member of the London Platinum and Palladium Market (the “LPPM”) authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the LPPM on such day.

Investing in the securities is not equivalent to investing directly in the basket commodities or in futures contracts or forward contracts on the basket commodities.  All payments on the securities are subject to the credit risk of Morgan Stanley.

On PS-8, we have provided a diagram titled “Hypothetical Payouts on the Securities at Maturity,” which illustrates the performance of the securities at maturity over a range of hypothetical basket percent changes.  The diagram does not show every situation that can occur.

You can review the historical prices of the basket commodities for the period from January 1, 2008 through May 31, 2013 in the sections of this pricing supplement called “Description of Securities—Historical Information” starting on PS-26.  You cannot predict the future performance of the basket commodities based upon its historical performance.

The basket percent change will be based on the prices of the basket commodities on the valuation date.  The scheduled valuation date is October 25, 2016.  If, however, the scheduled valuation date is not a trading day with respect to any basket commodity or if a market disruption event occurs on the valuation date with respect to any basket commodity, the valuation date solely for the affected basket commodity will be postponed to the next trading day on which no market disruption event occurs with respect to that basket commodity, provided that the valuation date for any basket commodity will not be postponed for more than three trading days following the scheduled valuation date.  If, due to a market disruption event or otherwise, any valuation date occurs on or after October 27, 2016, the business day prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the last valuation date as so postponed.  See the section of this pricing supplement called “Description of Securities—Maturity Date.”

Your participation in any appreciation of the basket is limited by the maximum payment at maturity
The positive return investors may realize on the securities if the basket percent change is positive is limited by the maximum payment at maturity of $1,420 per security, or 142% of the stated principal amount, regardless of any greater appreciation in the value of the basket commodities over the term of the securities.  See “Hypothetical Payouts on the Securities at Maturity” on PS-8.

Morgan Stanley Capital Group Inc. will be the calculation agent
We have appointed our affiliate, Morgan Stanley Capital Group Inc., which we refer to as MSCG, to act as calculation agent for us.  The calculation agent has determined the initial commodity prices and will determine the final commodity prices, the basket percent change and whether a market disruption event has occurred and will calculate the payment, if any, that you will receive at maturity.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest
The agent for the offering of the securities, Morgan Stanley & Co. LLC, our wholly-owned subsidiary, which we refer to as MS & Co., will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

Where you can find more information on the securities
The securities are senior unsecured debt securities issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 21, 2011 and prospectus dated November 21, 2011.  We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in the securities in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in commodity-linked securities such as the securities may differ from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Securities —United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

The following payoff diagram illustrates the payment at maturity for a range of hypothetical basket percent changes.  The graph is based on the following terms:

•	Stated principal amount per security:	$1,000
•	Downside threshold value:	-15%
•	Fixed percentage:	10%
•	Maximum payment at maturity:	$1,420

HYPOTHETICAL EXAMPLES

The following examples illustrate how the payment at maturity on the securities is calculated.  These examples assume the following hypothetical initial commodity prices and reflect the maximum payment at maturity of $1,420 per security:

Basket Commodity	Hypothetical Initial Commodity Price
Gold	$1,400
Silver	2,300¢
Palladium	$650

The actual initial commodity prices are set forth on the cover of this pricing supplement.

Example 1:  The basket percent change is positive and greater than the fixed percentage.  Your return is greater than the fixed percentage based return, and you participate in the appreciation of the basket.

Hypothetical final commodity prices:
Gold	=	$1,680
Silver	=	2,760¢
Palladium	=	$780
Basket percent change	=	[(final gold price – initial gold price) / initial gold price] x gold weighting, plus
		[(final silver price – initial silver price) / initial silver price] x silver weighting, plus
		[(final palladium price – initial palladium price) / initial palladium price] x palladium weighting
	=	[($1,680 – $1,400) / $1,400] x 33.3333%, plus
		[(2,760¢ – 2,300¢) / 2,300¢] x 33.3333%, plus
		[($780 – $650) / $650] x 33.3333%
	=	20%
Fixed percentage	=	10%
Maximum payment at maturity	=	$1,420
Return amount	=	stated principal amount x [the greater of (i) basket percent change and (ii) fixed percentage]
	=	$1,000 x 20%
	=	$200
Payment at maturity	=	stated principal amount + return amount, subject to the maximum payment at maturity
	=	$1,000 + $200
	=	$1,200
Payment at maturity = $1,200

Example 2:  The basket percent change is negative but greater than the downside threshold value.  You receive a return reflecting the fixed percentage.

Hypothetical final commodity prices:
Gold	=	$1,120
Silver	=	2,415¢
Palladium	=	$689
Basket percent change	=	[(final gold price – initial gold price) / initial gold price] x gold weighting, plus
		[(final silver price – initial silver price) / initial silver price] x silver weighting, plus
		[(final palladium price – initial palladium price) / initial palladium price] x palladium weighting

	=	[($1,120 – $1,400) / $1,400] x 33.3333%, plus
		[(2,415¢ – 2,300¢) / 2,300¢] x 33.3333%, plus
		[($689 – $650) / $650] x 33.3333%
	=	-3%
Fixed percentage	=	10%
Maximum payment at maturity	=	$1,420
Return amount	=	stated principal amount x [the greater of (i) basket percent change and (ii) fixed percentage]
	=	$1,000 x 10%
	=	$100
Payment at maturity	=	stated principal amount + return amount, subject to the maximum payment at maturity
	=	$1,000 + $100
	=	$1,100
Payment at maturity = $1,100

In this example, the 5% increase in silver and 6% increase in palladium are more than offset by the 20% decrease in gold, resulting in a negative basket percent change.  However, the basket percent change is still greater than the downside threshold value.  As a result, the investor realizes a positive return on the securities equal to the fixed percentage.

Example 3:  The basket percent change is greater than 42% such that the payment at maturity is limited by the maximum payment at maturity, and you do not participate in any further appreciation of the basket.

Hypothetical final commodity prices:
Gold	=	$2,100
Silver	=	3,450¢
Palladium	=	$1,170
Basket percent change	=	[(final gold price – initial gold price) / initial gold price] x gold weighting, plus
		[(final silver price – initial silver price) / initial silver price] x silver weighting, plus
		[(final palladium price – initial palladium price) / initial palladium price] x palladium weighting
	=	[($2,100 – $1,400) / $1,400] x 33.3333%, plus
		[(3,450¢ – 2,300¢) / 2,300¢] x 33.3333%, plus
		[($1,170 – $650) / $650] x 33.3333%
	=	60%
Fixed percentage	=	10%
Maximum payment at maturity	=	$1,420
Return amount	=	stated principal amount x [the greater of (i) basket percent change and (ii) fixed percentage]
	=	$1,000 x 60%
	=	$600
Payment at maturity	=	stated principal amount + return amount, subject to the maximum payment at maturity
	=	$1,420
Payment at maturity = $1,420

In this example, the basket percent change is greater than the fixed percentage and thus the investor receives a return based on the basket percent change.  However, because the payment at maturity is subject to the maximum payment at maturity, the investor receives only $1,420 per security at maturity and does not participate in any further appreciation of the basket.

Example 4:  The basket percent change is below the downside threshold value and investors are fully exposed to the negative performance of the basket, as measured on the valuation date.

Hypothetical final commodity prices:
Gold	=	$980
Silver	=	1,150¢
Palladium	=	$585
Basket percent change	=	[(final gold price – initial gold price) / initial gold price] x gold weighting, plus
		[(final silver price – initial silver price) / initial silver price] x silver weighting, plus
		[(final palladium price – initial palladium price) / initial palladium price] x palladium weighting
	=	[($980 – $1,400) / $1,400] x 33.3333%, plus
		[(1,150¢ – 2,300¢) / 2,300¢] x 33.3333%, plus
		[($585 – $650) / $650] x 33.3333%
	=	-30%
Fixed percentage	=	10%
Maximum payment at maturity	=	$1,420
Return amount	=	stated principal amount x basket percent change
	=	$1,000 x (-30%)
	=	-$300
Payment at maturity	=	stated principal amount + return amount, subject to the maximum payment at maturity
	=	$1,000 + (-$300)
	=	$700
Payment at maturity = $700

Because the basket percent change is less than or equal to the downside threshold value, the investor does not receive the benefit of the fixed percentage return and instead suffers a negative return on the securities equal to the basket percent change.

If the basket percent change is less than or equal to the downside threshold value, investors will lose a significant portion or all of their investment in the securities.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities, do not pay any interest and, unlike ordinary debt securities, do not guarantee the return of any principal at maturity. Investing in the securities is not equivalent to directly investing in the basket commodities or in futures contracts or forward contracts on the basket commodities.  This section describes the most significant risks relating to the securities.

The securities do not pay interest or guarantee a return of any principal at maturity
The terms of the securities differ from those of ordinary debt securities in that we do not guarantee repayment of the principal amount of the securities at maturity and do not pay you interest on the securities.  If the basket percent change, as measured on the valuation date, is less than or equal to the downside threshold value, the payment at maturity on each security will be significantly less than the stated principal amount of the securities and could be zero.  Consequently, the entire principal amount of your investment is at risk.

You will lose the benefit of the fixed percentage return if the basket percent change, as measured on the valuation date, is less than or equal to the downside threshold value
If the basket percent change, as measured on the valuation date, is less than or equal to the downside threshold value, the payment at maturity will solely depend on the basket percent change and you will lose the benefit of the minimum return based on the fixed percentage.  As a result, you will be exposed on a 1 to 1 basis to the negative performance of the basket commodities over the term of the securities and you will lose a significant portion or all or your investment in the securities.

Your participation in any appreciation of the basket commodities is limited by the maximum payment at maturity
The positive return investors may realize on the securities if the basket percent change is positive is limited by the maximum payment at maturity of $1,420 per security, or 142% of the stated principal amount.  Accordingly, your payment at maturity will not exceed $1,420 per security, or 142% of the stated principal amount, regardless of any greater appreciation in the value of the basket commodities over the term of the securities.  See “Hypothetical Payouts on the Securities at Maturity” on PS-8.

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

The amount payable on the securities is not linked to the value of the basket at any time other than the valuation date.
The basket percent change will be based on the commodity price of each basket commodity on the valuation date, subject to adjustment for non-trading days and certain market disruption events.  Even if the value of the basket appreciates prior to the valuation date but then drops by the valuation date to be equal to or below the downside threshold value, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the basket prior to such drop.  Although the actual value of the basket on the maturity date or at other times during the term of the securities may be higher than its value on the valuation date, the payment at maturity will be based solely on the value of the basket on the valuation date.

Market price of the securities may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

● the market price of the basket commodities and futures contracts on the basket commodities and the volatility (frequency and magnitude of changes in price) of such prices;

● trends of supply and demand for the basket commodities at any time, as well as the effects of speculation or any government actions that could affect the markets for the basket commodities;

● interest and yield rates in the market;

●     geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket commodities or commodities markets generally and which may affect the price of the basket commodities;

● the time remaining until the maturity of the securities; and
● any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial loss if the prices of the basket commodities at the time of sale are at or below their initial prices and especially if the basket percent change is believed to be likely to reach the downside threshold value in light of the then-current price of the basket commodities.

You cannot predict the future prices of the basket commodities based on their historical prices.  The basket percent change, as measured on the valuation date, may be less than or equal to the downside threshold value such that you will be exposed on a 1 to 1 basis to the negative performance of the basket commodities and, as a result, you will lose a significant portion or all of your investment at maturity.  There can be no assurance that the basket percent change will be greater than the downside threshold value so that you will receive at maturity an amount that is greater than the stated principal amount of the securities.

Specific commodities prices are volatile and are affected by numerous factors specific to each market
Investments, such as the securities, linked to the prices of commodities such as gold, silver and palladium, are subject to sharp fluctuations in the prices of commodities over short periods of time for a variety of factors, including the principal factors set out below.  These factors may affect the price of gold, silver or palladium, and therefore of the securities, in varying and potentially inconsistent ways.

Gold

The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as, among other things, the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events.  Gold prices may also be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official governmental sector, including central banks and other governmental agencies and multilateral institutions that hold gold, sales of gold recycled from jewelry, levels of gold production and production costs and short-term changes in supply and demand due to trading activities in the gold market.  The price of gold may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Description of Securities—Historical Information.”

Silver

Silver prices can fluctuate widely and may be affected by numerous factors.  These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as the United Mexican States and the Republic of Peru, Australia and Canada.    The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals.  In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities.  From time-to-time, above-ground inventories of silver may also influence the market.  The major end-uses for silver include industrial applications, jewelry, coins and medals, photography and silverware. The price of silver may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Description of Securities—Historical Information.”

Palladium

The price of palladium has fluctuated widely over the past several years. Because the palladium supply is both limited and concentrated, any disruptions in the supply of palladium tend to have a disproportionate effect on the price of palladium. Key factors that may influence prices are the mining policies and production costs in the most important palladium-producing countries, in particular, Russia, South Africa, the United States and Canada (which together account for over 90% of production), the size and availability of palladium stockpiles, global supply and demand as well as the level of economic activity of the main consuming countries. Investments in exchange-traded notes and funds linked to the price of palladium may also have an impact on palladium prices. The possibility of large-scale distress sales of palladium in times of crisis may also have a short-term negative impact on the price of palladium. For example, the 2008 financial crisis resulted in significantly depressed prices of palladium largely due to sales from institutional investors such as hedge funds and pension funds. Palladium is used in a variety of industries, in particular the automotive industry. Demand for palladium from the automotive industry, which uses palladium in catalytic converters, accounts for more than 50% of the industrial use of palladium, and a decline in the global automotive industry may impact the price of palladium. Palladium is also used in the electronics, dental and jewelry industries. The price of palladium may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Description of Securities—Historical Information.”

Changes in the price of one or more of the basket commodities may offset each other
Price movements in the basket commodities may not correlate with each other.  At a time when the price of one basket commodity increases, the prices of the other basket commodities may not increase as much, or may decline.  Therefore, in calculating the basket percent change on the valuation date, increases in the price of one basket commodity may be moderated, or wholly offset, by lesser increases or declines in the prices of other basket commodities.

You can review a table of the historical prices and related graphs of each of the basket commodities for each calendar quarter in the period from January 1, 2008 through May 31, 2013 and a graph of the historical performance of the basket for the same period (assuming that each of the basket commodities is weighted in the basket as described above) in this pricing supplement under “Description of Securities—Historical Information” and “—Historical Graph.”  You cannot predict the future performance of any of the basket commodities or of the basket as a whole, or whether increases in the price of any of the basket commodities will be offset by decreases in the prices of other basket commodities, based on historical performance.  In addition, there can be no assurance that the basket percent change, as measured on the valuation date, will be greater than the downside threshold value so that you will receive at maturity an amount that is greater than the stated principal amount of the securities.  If the basket percent change, as measured on the valuation date, is less than or equal to the downside threshold value, you will receive at maturity an amount that is significantly less than the amount of your original investment in the securities.

Legal and regulatory changes could adversely affect the return on and value of your securities
Futures contracts and options on futures contracts, including those related to the basket commodities, are subject to extensive statutes, regulations, and margin requirements.  The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading.  Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period.  These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts.  The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action.  In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general.  The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the

CFTC to establish limits on the amount of positions that may be held by any person in futures contracts on a commodity, options on such futures contracts and swaps that are economically equivalent to such contracts. In particular, on October 18, 2011, the CFTC adopted interim and final position limits that would have applied to a party’s combined futures, options and swaps position in any one of 28 physical commodities and economically equivalent futures, options and swaps. These limits would have, among other things, expanded existing position limits applicable to options and futures contracts to apply to swaps and applied them across affiliated and controlled entities and accounts. However, the International Swaps and Derivatives Association and the Securities Industry and Financial Markets Association jointly filed a legal challenge to the position limit rules, which were due to take effect on October 12, 2012, in the U.S. District Court for the District of Columbia. On September 28, 2012, the court vacated the position limit rules and remanded them to the CFTC. The CFTC announced on November 15, 2012 that it will appeal the court’s decision. If position limit rules are ultimately upheld in an appeal or if substantially similar rules are adopted and implemented by the CFTC, such rules could interfere with our ability to enter into or maintain hedge positions in instruments subject to the limits, and consequently, we may need to decide, or be forced, to sell a portion, possibly a substantial portion, of our hedge position in such basket commodity or futures contracts on such basket commodity or related contracts. Similarly, other market participants would be subject to the same regulatory issues and could decide, or be required to, sell their positions in any of the basket commodities or futures contracts on any of the basket commodities or related contracts. While the effect of these or other regulatory developments are difficult to predict, if this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in the prices of the basket commodities or futures contracts on the basket commodities and therefore, the value of the securities.

The securities will not be listed and secondary trading may be limited
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities
One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the securities (and to other instruments linked to the basket commodities), including trading in futures contracts on the basket commodities, and possibly in other instruments related to the basket commodities.  Some of our subsidiaries also trade the basket commodities and other financial instruments related to the basket commodities on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial commodity prices and, as a result, could have increased the levels above which the final commodity prices must be on the valuation date so that you do not suffer a loss on your initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the final commodity prices and whether the basket percent change is less than or equal to the downside threshold value, and, accordingly, the amount of cash you will receive upon a sale of the securities or at maturity, if any.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities
As calculation agent, MSCG has determined the initial commodity prices and will determine the final commodity prices, the basket percent change and whether a market disruption event has occurred, and will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of any commodity price in the event of a market disruption event, may adversely affect the payout to you at maturity.  See the section of this pricing supplement called “Description of Securities—Market Disruption Event.”

Investing in the securities is not equivalent to investing directly in the basket commodities or in futures contracts or forward contracts on the basket commodities
Investing in the securities is not equivalent to investing directly in any of the basket commodities or in futures contracts or in forward contracts on any of the basket commodities.  By purchasing the securities, you do not purchase any entitlement to the basket commodities or futures contracts or forward contracts on the basket commodities.  Further, by purchasing the securities, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts or forward contracts on the basket commodities.

There are risks relating to trading of commodities on the London Bullion Market Association and the London Platinum and Palladium Market
Gold and silver are traded on the London Bullion Market Association, which we refer to as the LBMA, and palladium is traded on the London Platinum and Palladium Market, which we refer to as the LPPM.  The prices of the basket commodities will be determined by reference to the fixing prices reported by the LBMA (in the case of gold and silver) and the LPPM (in the case of palladium).  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  Like the LBMA, the LPPM is a self-regulatory association of bullion market participants that is not a regulated entity.  If the LBMA or the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold and silver and the LPPM price fixings for the value of platinum and palladium may be adversely affected.  Each of the LBMA and the LPPM is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA or LPPM trading.  For example, there are no daily price limits on the LBMA or the LPPM, which would otherwise restrict fluctuations in the prices of LBMA or LPPM contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

The U.S. federal income tax consequences of an investment in the securities are uncertain
Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.  Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in this pricing supplement.  For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  Because a security provides for the return of principal except where the basket percent change is equal to or less than the downside threshold value, the risk that a security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other commodity-linked securities that do not contain similar provisions.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $1,000 Stated Principal Amount of our Enhanced Trigger Jump Securities due October 28, 2016 Based on the Performance of a Basket of Three Precious Metals.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$2,344,000

Pricing Date	May 31, 2013

Original Issue Date (Settlement Date)	June 5, 2013

Maturity Date
October 28, 2016, provided that, if, due to a Market Disruption Event or otherwise, the Valuation Date for any Basket Commodity is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second Business Day following such Valuation Date as postponed.  See “––Valuation Date” below.

Interest Rate	None

Specified Currency	U.S. dollars

Stated Principal Amount	$1,000 per Security

Original Issue Price	$1,000 per Security

CUSIP Number	6174824Q4

ISIN Number	US6174824Q41

Denominations	$1,000 and integral multiples thereof

Basket	The following table sets forth the Basket Commodities, and the Bloomberg ticker symbol, the Initial Commodity Price and the Weighting of each Basket Commodity within the Basket.

Basket Commodity	Bloomberg ticker symbol*	Initial Commodity Price	Weighting
Gold	GOLDLNPM	$1,394.50	33.3333%
Silver	SLVRLN	2,257¢	33.3333%
Palladium	PLDMLNPM	$744	33.3333%
* Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each Basket Commodity, the Commodity Price on any Trading Day will be determined based on the price published by the Relevant Exchange.

Payment at Maturity
You will receive for each $1,000 Stated Principal Amount of Securities that you hold a Payment at Maturity equal to the Stated Principal Amount plus the Return Amount, subject to the Maximum Payment at Maturity.  This amount may be greater than or less than the Stated Principal Amount.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash, if any, to be delivered with respect to each Security, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date. We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Maximum Payment at Maturity	$1,420 per Security (142% of the Stated Principal Amount)

Return Amount	The Return Amount will be determined by the Calculation Agent and will equal:

•
if the Basket Percent Change is greater than the Downside Threshold Value, an amount equal to the Stated Principal Amount times the greater of (i) the Basket Percent Change  and (ii) the Fixed Percentage; or

•	if the Basket Percent Change is less than or equal to the Downside Threshold Value, an amount equal to the Stated Principal Amount times the Basket Percent Change.

Downside Threshold Value	-15%

Fixed Percentage	10%

Basket Percent Change	The Basket Percent Change will be determined by the Calculation Agent and will equal the sum of the following with respect to each Basket Commodity:

Final Commodity Price – Initial Commodity Price	x Weighting
Initial Commodity Price

Initial Commodity Price	With respect to each Basket Commodity, the Commodity Price of such Basket Commodity on the Pricing Date, as specified under “––Basket––Initial Commodity Price” above.

If the Initial Commodity Price for any Basket Commodity as finally published by the Relevant Exchange differs from the relevant Initial Commodity Price specified in this pricing supplement, we will include the definitive Initial Commodity Price in an amended pricing supplement.

Final Commodity Price	With respect to each Basket Commodity, the Commodity Price of such Basket Commodity on the Valuation Date.

Commodity Price	The Commodity Price for each Basket Commodity on any Trading Day will equal:

(i) in the case of Gold, the afternoon fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on such day,

(ii) in the case of Silver, the fixing price per troy ounce of silver for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. cents, as calculated by the London Silver Market and published by the LBMA on such day, and

(iii) in the case of Palladium, the afternoon fixing price per troy ounce gross of palladium for delivery in Zurich through a member of the London Platinum and Palladium Market (the “LPPM”) authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the LPPM on such day.

Reuters, Bloomberg and various other third party sources may report prices of the Basket Commodities.  If any such reported price differs from that as published by the Relevant Exchange for any Basket Commodity, the price as published by such Relevant Exchange will prevail.

Valuation Date
October 25, 2016; provided that if the scheduled Valuation Date is not a Trading Day with respect to any Basket Commodity or if a Market Disruption Event occurs on the scheduled Valuation Date with respect to any Basket Commodity, the Valuation Date solely for the affected Basket Commodity will be postponed and the Final Commodity Price for such Basket Commodity will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs with respect to such Basket Commodity.  The Basket Percent Change will be determined on the last Valuation Date as so postponed; provided that if a Market Disruption Event with respect to such Basket Commodity has occurred on each of the three consecutive Trading Days immediately succeeding the scheduled Valuation Date, the Calculation Agent will determine the Final Commodity Price for such Basket Commodity on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the Final Commodity Price for such Basket Commodity will be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, such Final Commodity Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Relevant Exchange	Relevant Exchange means:

(a) with respect to Gold and Silver, the LBMA or, if the LBMA is no longer the principal exchange or trading market for Gold or Silver, as applicable, such exchange or principal trading market for Gold or Silver, as applicable, that serves as the source of prices for Gold or Silver, as applicable, and any principal exchanges where options or futures contracts on Gold or Silver, as applicable, are traded; and

(b) with respect to Palladium, the LPPM or, if the LPPM is no longer the principal exchange or trading market for Palladium, such exchange or principal trading market for Palladium that serves as the source of prices for Palladium and any principal exchanges where options or futures contracts on Palladium are traded.

Trading Day
Trading Day means, with respect to each of the Basket Commodities separately, a day, as determined by the Calculation Agent, that is a day on which the Relevant Exchange is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Book Entry Note or
Certificated Note
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation

Agent	Morgan Stanley & Co. LLC (“MS & Co.”)

Calculation Agent	Morgan Stanley Capital Group Inc. (“MSCG”) and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); provided that the Calculation Agent will not apply any rounding for the purpose of determining whether the Downside Threshold Value has been reached; all dollar amounts related to determination of the amount of cash payable per Security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities, if any, will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Commodity Price, the Basket Percent Change , whether the Basket Percent Change, as measured on the Valuation Date,  is less than or equal to the Downside Threshold Value and whether a Market Disruption Event has occurred.  See “—Market Disruption Event” below.  The Calculation Agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

Market Disruption Event
Market Disruption Event means, with respect to each Basket Commodity separately, any of Price Source Disruption, Disappearance of Commodity Reference Price, Trading Disruption or Tax Disruption, as determined by the Calculation Agent.

Price Source Disruption
With respect to each Basket Commodity separately, Price Source Disruption means the temporary or permanent failure of the Relevant Exchange to announce or publish the Commodity Price for such Basket Commodity.

Disappearance of Commodity
Reference Price
With respect to each Basket Commodity separately, Disappearance of Commodity Reference Price means either (i) the failure of trading to commence, or the permanent discontinuance of trading, in such Basket Commodity or futures contracts related to such Basket Commodity on the Relevant Exchange for such Basket Commodity or (ii) the disappearance of, or of trading in, such Basket Commodity.

Trading Disruption
With respect to each Basket Commodity separately, Trading Disruption means the material suspension of, or material limitation imposed on, trading in such Basket Commodity or futures contracts related to such Basket Commodity on the Relevant Exchange.

Tax Disruption
With respect to each Basket Commodity separately, Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, such Basket Commodity (other than a tax on, or measured by reference to, overall gross or net income) by any government or taxation authority after the Pricing Date, if the direct effect of such imposition, change or removal is to raise or lower the Commodity Price of such Basket Commodity on any day that would otherwise be a Valuation Date from what it would have been without that imposition, change or removal.

Alternate Exchange Calculation
in Case of an Event of Default
If an Event of Default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities.  That cost will equal:

•	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Valuation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Historical Graph
The following graph sets forth the historical performance of the Basket (assuming that each of the Basket Commodities is weighted as described in “—The Basket” above).  The graph covers the period from January 1, 2008 through May 31, 2013 and illustrates the effect of the offset and/or correlation among the Basket Commodities during such period.  The graph does not attempt to show your expected return on an investment in the Securities.  You cannot predict the future performance of any of the Basket Commodities or of the Basket as a whole, or whether the strengthening of any of the Basket Commodities will be offset by the weakening of other Basket Commodities, based on their historical performance.

Historical Basket Performance January 1, 2008 through May 31, 2013

Historical Information
The following tables set forth the published high and low daily fixing prices of each Basket Commodity, as well as the end-of-quarter prices of each Basket Commodity, for each calendar quarter in the period from January 1, 2008 through May 31, 2013.  The Commodity Prices on May 31, 2013 were, (i) in the case of Gold, $1,394.50, (ii) in the case of Silver, 2,257¢ and (iii) in the case of Palladium, $744.  The graphs following the table for each Basket Commodity set forth the daily fixing prices of each respective Basket Commodity for the same period.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  The Commodity Prices of the Basket Commodities on the Pricing Date and on the Valuation Date will be determined with reference to the prices published by the Relevant Exchanges, respectively, in accordance with the provisions set forth herein, rather than the prices published by Bloomberg Financial Markets on such dates. The historical performance of the Basket Commodities set out in the tables and graphs below should not be taken as an indication of their future performance.  We cannot give you any assurance that the Downside Threshold Value will not be reached so that you will receive a Payment at Maturity in excess of the Stated Principal Amount of the Securities.  The prices of each of the Basket Commodities may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen.

Gold High and Low Daily Fixing Prices and End-of-Quarter Prices January 1, 2008 through May 31, 2013 (stated in U.S. dollars per troy ounce)
Gold	High	Low	Period End
2008
First Quarter	1,011.25	833.75	933.50
Second Quarter	946.00	853.00	930.25
Third Quarter	986.00	740.75	884.50
Fourth Quarter	903.50	712.50	869.75
2009
First Quarter	989.00	810.00	916.50
Second Quarter	981.75	870.25	934.50
Third Quarter	1,018.50	908.50	995.75
Fourth Quarter	1,212.50	1,003.50	1,087.50
2010
First Quarter	1,153.00	1,058.00	1,115.50
Second Quarter	1,261.00	1,123.50	1,244.00
Third Quarter	1,307.50	1,157.00	1,307.00
Fourth Quarter	1,421.00	1,313.50	1,405.50
2011
First Quarter	1,447.00	1,319.00	1,439.00
Second Quarter	1,552.50	1,418.00	1,505.50
Third Quarter	1,895.00	1,483.00	1,620.00
Fourth Quarter	1,795.00	1,531.00	1,531.00
2012
First Quarter	1,781.00	1,531.00	1,662.50
Second Quarter	1,677.50	1,540.00	1,598.50
Third Quarter	1,784.50	1,556.25	1,776.00
Fourth Quarter	1,791.75	1,650.50	1,657.50
2013
First Quarter	1,693.75	1,574.00	1,598.25
Second Quarter (through May 31, 2013)	1,598.25	1,354.75	1,394.50

Gold Daily Afternoon Fixing Price – January 1, 2008 to May 31, 2013

Silver High and Low Daily Fixing Prices and End-of-Quarter Prices January 1, 2008 through May 31, 2013 (stated in U.S. cents per troy ounce)
Silver	High	Low	Period End
2008
First Quarter	2,092	1,476	1,799
Second Quarter	1,856	1,619	1,765
Third Quarter	1,930	1,066	1,296
Fourth Quarter	1,228	888	1,079
2009
First Quarter	1,439	1,051	1,311
Second Quarter	1,597	1,198	1,394
Third Quarter	1,738	1,247	1,645
Fourth Quarter	1,918	1,621	1,699
2010
First Quarter	1,884	1,514	1,750
Second Quarter	1,964	1,736	1,874
Third Quarter	2,207	1,755	2,207
Fourth Quarter	3,070	2,195	3,063
2011
First Quarter	3,787	2,668	3,787
Second Quarter	4,870	3,250	3,502
Third Quarter	4,349	2,816	3,045
Fourth Quarter	3,542	2,616	2,818
2012
First Quarter	3,723	2,818	3,243
Second Quarter	3,297	2,672	2,708
Third Quarter	3,471	2,667	3,465
Fourth Quarter	3,496	2,975	2,995
2013
First Quarter	3,223	2,801	2,864
Second Quarter (through May 31, 2013)	2,864	2,166	2,257

Silver Daily Fixing Price – January 1, 2008 to May 31, 2013

Palladium High and Low Daily Fixing Prices and End-of-Quarter Prices January 1, 2008 through May 31, 2013 (stated in U.S. dollars per troy ounce gross)
Palladium	High	Low	Period End
2008
First Quarter	582.00	364.00	445.00
Second Quarter	475.00	406.00	467.00
Third Quarter	465.00	199.00	199.00
Fourth Quarter	233.00	164.00	184.00
2009
First Quarter	222.00	179.00	215.00
Second Quarter	261.50	212.00	249.00
Third Quarter	304.00	232.00	294.00
Fourth Quarter	393.00	292.00	393.00
2010
First Quarter	479.00	393.00	479.00
Second Quarter	571.00	419.00	446.00
Third Quarter	573.00	429.00	573.00
Fourth Quarter	797.00	565.00	797.00
2011
First Quarter	858.00	700.00	766.00
Second Quarter	810.00	713.00	761.00
Third Quarter	842.00	614.00	614.00
Fourth Quarter	681.00	549.00	630.00
2012
First Quarter	722.00	616.00	651.00
Second Quarter	681.00	576.00	578.00
Third Quarter	702.00	565.00	642.00
Fourth Quarter	704.00	593.00	704.00
2013
First Quarter	774.00	673.00	770.00
Second Quarter (through May 31, 2013)	773.00	670.00	744.00

Palladium Daily Afternoon Fixing Price – January 1, 2008 to May 31, 2013

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Securities.  The Original Issue Price of the Securities includes the Agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Securities at any time in secondary market transactions will likely be significantly lower than the Original Issue Price, since secondary market prices are likely to exclude commissions paid with respect to the Securities and the cost of hedging our obligations under the Securities that will be included in the Original Issue Price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Securities by taking positions in futures contracts on the Basket Commodities.  Such purchase activity could have increased the Initial Commodity Prices, and, as a result, could have increased the levels above which the Final Commodity Prices must be for the Basket Percent Change to be greater than the Downside Threshold Value so that you do not suffer a loss on your initial investment in the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling futures contracts on the Basket Commodities or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments during the term of the Securities, including on the Valuation Date.  We cannot give any assurance that our hedging activities will not affect the Final Commodity Prices and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution (Conflicts of Interest),” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement; provided the actual price to public and Agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Securities purchased by that investor as set forth below.

Issue price	Selling concession	Principal amount of Securities for any single investor
$1,000.00	$30.00	<$1MM
$995.00	$25.00	≥$1MM and <$3MM
$992.50	$22.50	≥$3MM and <$5MM
$990.00	$20.00	≥$5MM

The Agent may later reclaim selling concessions allowed to dealers in connection with the offering, if, within 30 days of the offering, the agent repurchases the Securities distributed by such dealers.

The Agent may distribute the Securities through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent a fixed sales commission of $30 for each Security they sell.  After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market after the offering.  A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities or futures contracts or other instruments on the Basket Commodities in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into hedging transactions with us in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from

Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the Securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Singapore

None of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities may be circulated or distributed, nor may the Securities  be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the Securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Securities  pursuant to an offer made under Section 275 except:

(1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or

(3) where the transfer is by operation of law.

Validity of the Securities
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November

21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these Securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction and provided further that the plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these Securities.

Because we may be considered a party in interest with respect to many plans, these Securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these Securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments.  The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities.  The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i) the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii) we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the

Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii) any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our interests are adverse to the interests of the purchaser or holder; and

(v) neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of these Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the Securities.

This discussion applies only to initial investors in the Securities who:

• purchase the Securities at their “issue price,” which will equal the first price at which a substantial amount of the Securities is sold to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

• will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;
• insurance companies;
• certain dealers and traders in securities, commodities or foreign currencies;
• investors holding the Securities as part of a hedging transaction, “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
• U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
• persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the treatment described herein.  Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of the Securities described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• a citizen or individual resident of the United States;

• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the characterization of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Any gain or loss recognized upon the sale, exchange or settlement of a Security should be long-term capital gain or loss if the U.S. Holder has held the Security for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  The IRS could, for instance, seek to treat a Security as a debt instrument subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of a Security would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of OID and as capital loss thereafter.  Because a Security provides for the return of principal except where the Basket Percent Change is equal to or less than the Downside Threshold Value, the risk that a Security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other commodity-linked securities that do not contain similar provisions.

Even if the Contingent Debt Regulations do not apply to the Securities, other alternative U.S. federal income tax treatments of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities.  It is possible, for example, that a Security could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue OID as income on a current basis.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

• a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or
• a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of a Security

As discussed above in “General,” a Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes and the discussion herein assumes such treatment except where specifically noted.

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Security would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and
• the certification requirement described below has been satisfied with respect to the beneficial owner.

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding a Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis.  Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the Securities as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of a Security” will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.